Exhibit 21

SUBSIDIARIES OF CONAGRA FOODS, INC.

ConAgra Foods, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries principally engaged in the production and distribution of food products (unless otherwise noted) as of May 27, 2007:

Subsidiary	Jurisdiction of Incorporation
ConAgra Foods Canada, Inc. / Aliments ConAgra Canada Inc.	Canada

ConAgra Foods Export Company, Inc.	Delaware

ConAgra Foods Food Ingredients Company, Inc. (owns 45% of one domestic limited liability company)	Delaware

ConAgra Foods Packaged Foods Company, Inc. (owns 100% of three domestic corporations, 100% of one domestic limited liability company, 82% of one domestic limited liability company, 50% of one domestic limited liability company, 29% of one domestic corporation, and 19% of one foreign corporation)

Delaware

ConAgra Grocery Products Company, LLC (owns 100% of five domestic corporations, 100% of one foreign entity, 77% of one domestic corporation, 50% of one domestic corporation, 50% of one foreign corporation, 25% of two domestic corporations, and less than 1% of four foreign corporations)

Delaware

ConAgra International Fertilizer Company (principally engaged in the agricultural chemicals business and owns 99% of one foreign corporation)	Delaware

ConAgra International, Inc. (owns 23% of one domestic corporation, 100% of four foreign entities, 99% of seven foreign entities, 98% of two foreign entities, 90% of two foreign corporations, 81% of one foreign corporation, 54% of one foreign corporation, 50% of one foreign corporation, 12% of one foreign corporation, and less than 1% of six foreign entities, all engaged principally in the worldwide commodities trading business and the agricultural chemicals business)

Delaware

ConAgra Limited/ConAgra Limitée (owns 100% of one foreign corporation and 50% of one foreign corporation)	Canada

ConAgra Trade Group, Inc. (owns 100% of three domestic corporations)	Delaware

The corporations listed above are included in the consolidated financial statements, which are a part of this report.